SECRETARY’S CERTIFICATE

The undersigned certifies that he is the duly elected Secretary of Claymore/Guggenheim Strategic Opportunities Fund (the “Fund”) and that the resolution set forth below approving the fidelity bond for the Fund was adopted by the Board of Trustees of the Fund (including a majority of the Trustees who are not “interested persons” as defined in the Investment Company Act of 1940, as amended) on October 15, 2007, and such resolution has not been amended, modified or rescinded and remains in full force and effect as of the date hereof.

RESOLVED, that the Fidelity Bond with ICI Mutual Insurance Company with the aggregate limit of liability of $600,000, and a premium of $1,687 for the period from July 27, 2007 to March 31, 2008 be, and it hereby is, adopted and approved in the form presented to the Trustees at this meeting; and further

RESOLVED, that in accordance with Rule 17g-1(h) under the 1940 Act, the Secretary of the Trust is hereby designated as the officer of the Trust who is authorized and directed to make the filings with the SEC and give the notices required by Rule 17g-1(g); and further

RESOLVED, that the proper officers of the Trust be, and they hereby are, authorized and directed at all times to take all actions necessary to assure compliance with these resolutions and said Rule 17g-1.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 19th day of October, 2007.

/s/ Matthew J. Patterson
Matthew J. Patterson
Secretary